Exhibit 5.1

June 2, 2011

Green Solutions China, Inc.
Room 3601, the Centre, Queen’s Road no.99
Central, Hong Kong

Re:	Registration Statement on Form S-1 (SEC File No. 333-166747)
Registration for Resale of 1,018,500 Shares of Common Stock by Selling Stockholders

Ladies and Gentlemen:

You have requested our opinion, as counsel for Green Solutions China, Inc. (formerly known as China Green, Inc.), a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the resale of 1,018,500 shares (the “Resale Shares”) of the Company’s Common Stock by selling stockholders, including (a) 159,750 shares of Common Stock which were originally issued in a private placement completed in August 2009 and which are included in the Registration Statement and Resale Prospectus; (b) 818,750 shares of Common Stock issued to six individuals or business entities as compensation for corporate or business consulting services rendered; and (c) 40,000 shares of Common Stock issued as partial compensation for legal services.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion. It is our opinion that the shares of common stock to be sold by the Company and the selling shareholders have been duly authorized and are legally issued, fully paid and non-assessable.

No opinion is expressed herein as to any laws other than the State of Delaware of the United States. This opinion opines upon Delaware law including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Experts” in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

/s/ Anslow & Jaclin, LLP

Anslow & Jaclin, LLP

195 Route 9 South, Suite 204, Manalapan, New Jersey 07726
Tel: (732) 409-1212 Fax: (732) 577-1188